Exhibit 10.20

LAND USE RESTRICTION AGREEMENT

by and between

BOKF, NA DBA BANK OF OKLAHOMA

the Trustee,

and

EAGLEWOOD PROPERTY HOLDINGS, LLC

the Borrower

Pertaining to

$6,610,000 The City of Springfield, Ohio

 First Mortgage Revenue Bonds Tax Exempt Series 2012A

 (Eaglewood Property Holdings, LLC Project)

Dated as of April 12, 2012

The interest of The City of Springfield, Ohio in this Land Use Restriction Agreement and all amounts receivable hereunder (except the rights of The City of Springfield, Ohio to receive notices, to give consents, notices and approvals, and to enforce all of its express rights hereunder, without limiting the obligations of the Trustee with respect thereto) has been assigned to BOKF, NA dba Bank of Oklahoma as Trustee under the Trust Indenture, dated as of April 12, 2012, by The City of Springfield, Ohio.

TABLE OF CONTENTS

		Page
ARTICLE 1 DEFINITIONS		1
Section 1.1.	Definitions	1
Section 1.2.	Interpretation	3
ARTICLE 2 BOND PROCEEDS AND ADDITIONAL BORROWER CONTRIBUTIONS
Section 2.1.	Prohibition on Transfer Without Trustee Consent	3
ARTICLE 3 SPECIAL COVENANTS OFBORROWER
Section 3.1.	Residential Rental Property	3
Section 3.2.	Low or Moderate Income Tenants	5
Section 3.3.	Covenant of Borrower Regarding Tax-Exempt Status of the Bonds	7
Section 3.4.	Covenant of Trustee Regarding Tax-Exempt Status of the Bonds	8
Section 3.5.	Borrower To Maintain Its Existence	8
Section 3.6.	Borrower to Remain Qualified in State and Appoint Agent	8
Section 3.7.	Covenants To Run With the Land	8
ARTICLE 4 EVENTS OF DEFAULT AND REMEDIES
Section 4.1.	Events of Default	8
Section 4.2.	Remedies for Failure to Perform	9
Section 4.3.	Discontinuance of Proceedings	10
Section 4.4.	Remedies Cumulative	10
ARTICLE 5 MISCELLANEOUS
Section 5.1.	Notices	10
Section 5.2.	Concerning Successors and Assigns	11
Section 5.3.	Governing Law	11
Section 5.4.	Amendments; Waivers	11
Section 5.5.	Further Assurances and Corrective Instruments	12
Section 5.6.	Captions	12
Section 5.7	Severability	12
Section 5.8.	Counterparts	12
Section 5.9.	Effective Date and Term	12
Section 5.10.	No Liability of Officers	13
Section 5.11.	Recording and Filing	13
Section 5.12.	Modification of Tax Covenants	13
Section 5.13.	Burden and Benefit	13
Section 5.14.	Uniformity; Common Plan	14
Section 5.15.	Notice of Noncompliance	14
Section 5.16.	Reliance; Compliance	14
Section 5.17.	Survival of Covenants	15
EXHIBIT A CERTIFICATE OF CONTINUING PROGRAM COMPLIANCE		1
EXHIBIT B TENANT INCOME CERTIFICATE		1
EXHIBIT C DESCRIPTION OF LAND		1

ii

LAND USE RESTRICTION AGREEMENT

THIS LAND USE RESTRICTION AGREEMENT (this “Restriction Agreement”) is dated as of April 12, 2012, by and between BOKF, NA DBA BANK OF OKLAHOMA, Tulsa, Oklahoma (the “Trustee”) and EAGLEWOOD PROPERTY HOLDINGS, LLC, a Georgia limited liability company (together with its successors and assigns permitted hereunder, the “Borrower”).

W I T N E S S E T H :

WHEREAS, pursuant to Section 133.51 of the Ohio Revised Code and other applicable provision of the law as amended, or any successor statute, as amended (collectively, the “Act”); and the Bond Ordinance adopted by the The City of Springfield, Ohio (the “Issuer”) on March 27, 2012 (the “Ordinance”) the Issuer authorized the issuance of its Revenue Bonds (Eaglewood Property Holdings, LLC Project), Series 2012A (the “Bonds”); and

WHEREAS, the Bonds will be issued pursuant to the Act, the Ordinance and a Trust Indenture, dated as of April12, 2012 (the “Indenture”), between the Issuer and the Trustee; and

WHEREAS, the Issuer will apply the proceeds from the sale of the Bonds to: (i) financing the costs of acquiring and renovating a 80-unit assisted living facility located at 3001 Middle Urbana Road in Springfield, Ohio (the “Facility”), with a twenty percent (20%) set aside for low to moderate income earners, (ii) providing certain initial deposits into the funds and account established under the Indenture, including a Debt Service Reserve Fund for the 2012 Bonds, with the Trustee; and (iii) paying certain costs related to the issuance of the 2012 Bonds (collectively, the “Project”); and

WHEREAS, the Facility will be occupied at least partially by Low or Moderate Income Tenants (as defined below);

NOW, THEREFORE, for and in consideration of the mutual covenants and representations hereinafter contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1.                                Definitions.  All words and phrases defined in the Indenture shall have the same meanings for the purposes of this Restriction Agreement.  In addition to the words and terms defined elsewhere herein, the following words and phrases shall have the following meanings:

“Bonds” means the $6,610,000 The City of Springfield, Ohio First Mortgage Healthcare Facility Revenue Bonds (Eaglewood Property Holdings, LLC Project), Tax Exempt Series 2012A.

“Code” means the Internal Revenue Code of 1986, as amended.  Reference herein to any specific provision of the Code shall be deemed to include any successor provision of the Code to the extent such successor provision is applicable to the Bonds.

“Event of Default” means any event described as an event of default in Section 4.1 hereof and which has continued beyond any applicable notice or grace period.

“Facility” means the 80-unit assisted living facility located at 3001 Middle Urbana Road in Springfield, Ohio.

“Income Certification” means each of the tenant income certificates which the Borrower is required to obtain prior to the commencement of occupancy by such Low or Moderate Income Tenant from, and thereafter to request annually from, each Low or Moderate Income Tenant in accordance with the requirements of Section 3.2 of this Restriction Agreement and set forth in Exhibit B hereto.

“Land” means the real property described in Exhibit C attached hereto.

“Low or Moderate Income Tenants” means persons and families within the meaning of the term “individuals of low or moderate income,” as used in Treasury Regulation §1.103-8(b)(8)(v) and as modified by Proposed Treasury Regulations 1.103-8(b)(8)(v), i.e., individuals or families having income and as determined under Section 142(d) of the Code, which are equal to or less than the income limit for a “very low income” family of the same size, as determined by the Department of Housing and Urban Development for the City of Springfield, Ohio PMSA under section 8 of the United States Housing Act of 1937.

“Permitted Encumbrances” means those certain Permitted Encumbrances defined in the Agreement.

“Qualified Bond Counsel” means an attorney or firm of attorneys selected by the Trustee and of nationally recognized standing with respect to the issuance of bonds by states and their political subdivisions, duly admitted to the practice of law before the highest court of any state of the United States of America.

“Qualified Project Period” means, with respect to the Facility, that period, beginning on the first day following the date of issuance of the Bonds on which at least 10% of the units in the Facility are first occupied, and ending on the latest of (i) the date which is fifteen years after the date on which at least 50% of the units in the Facility are first occupied, (ii) the first day on which no tax-exempt private activity bond issued with respect to the Project is outstanding, or (iii) the date on which any assistance provided with respect to the Facility under Section 8 of the United States Housing Act of 1937 terminates.

“Regulations” means the regulations promulgated or proposed by the United States Department of the Treasury pursuant to the Internal Revenue Code of 1986 or the Code, as amended from time to time.

“Security Agreement” means the Open-End Mortgage, Assignment of Leases and Rents and Security Agreement of the Issuer in favor of the Trustee and joined in by the Borrower, dated as of April12, 2012, securing the obligations of the Issuer under the Indenture, as such Mortgage is from time to time amended and supplemented.

“State” means the State of Ohio.

The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Restriction Agreement; the term “heretofore” means before the date of execution of this Restriction Agreement; and the term “hereafter” means after the date of execution of this Restriction Agreement.

Section 1.2.                                Interpretation.  Words imparting any gender include all genders.  Words importing the singular form shall include the plural and vice versa, unless the context shall otherwise indicate.  Words importing persons include firms, partnerships, joint ventures, associations, corporations and other legal entities.  References to Articles, Sections and other subdivisions of this Restriction Agreement are the Articles, Sections and other subdivisions of this Restriction Agreement.  Reference to “this Article”, “this Section”, “this subsection”, or “this paragraph” shall refer to the particular Article, Section, subsection or paragraph in which the reference appears.

ARTICLE 2

BOND PROCEEDS AND ADDITIONAL BORROWER CONTRIBUTIONS

Section 2.1.                                Prohibition on Transfer Without Trustee Consent. The Borrower shall not sell, encumber (except for Permitted Encumbrances) or otherwise transfer the Facility, the rents or revenues therefrom or any part thereof without the prior written consent of the Trustee pursuant to the provisions of this Restriction Agreement; provided that the Trustee hereby consents to the leasing of the Facility to residential and allowable commercial tenants in accordance with the requirements hereof.

ARTICLE 3

SPECIAL COVENANTS OF BORROWER

Section 3.1.                                Residential Rental Property.  The Borrower hereby acknowledges and agrees that the Facility is to be owned, managed and operated as a project for “residential rental property” as such term is referred to in Section 142(d) of the Code.  To that end, the Borrower hereby makes the following representations and warranties and, until the expiration of the Qualified Project Period, the following covenants:

(a)                                  The Facility will be acquired, renovated and equipped for the purpose of providing multifamily residential rental property.  The entire Facility shall be owned by the Borrower for federal income tax purposes.  The Facility shall be owned, managed and operated as a multifamily residential rental property comprised of a building or structure or several buildings or structures, together with any functionally related and subordinate facilities and no other facilities, in accordance with Section 142(d) of the Code and Sections 1.103-8(b) and 1.103-8(a)(4) of the Regulations, and in accordance with such requirements as may be imposed thereby on the Facility from time to time.

(b)                                 Once available for occupancy, each unit in the Facility has been and will be held available for rental on a continuous basis at all times during the Qualified Project Period.

(c)                                  The Facility is and will be comprised of similarly constructed dwelling units, each of which contains and shall contain separate and complete facilities for living, sleeping, eating, cooking and sanitation for a single person or a family, including a living area, a sleeping area, bathing and sanitation facilities and cooking facilities equipped with a cooking range, refrigerator and sink, but may be served by centrally located equipment such as heating and air conditioning.

(d)                                 Neither the Facility nor any of the residential units in the Facility will at any time be used on a transient basis, and no portion of the Facility has been or shall be used as a hotel, motel, dormitory, fraternity house, sorority house, rooming house, hospital, nursing home, sanitarium, rest home or trailer park or court.  Prior to commencing occupancy in any unit in the Facility each tenant shall execute a written lease which shall be for a term of at least six (6) months.

(e)                                  Subject, in all events, to the occupancy requirements of Section 3.2 hereof, all of the units will be rented or available for rent on a continuous basis to members of the general public, and the Borrower will not give preference to any particular class or group in renting the dwelling units in the Facility, except to the extent necessary to ensure the Low or Moderate Income Tenants will have equal access to and enjoyment of all common facilities of the Facility; provided, however, that an insubstantial number of dwelling units in the Facility may be occupied by maintenance, security or managerial employees of the Borrower or its property manager, which employees are reasonably necessary for operation of the Facility.  The Facility is and shall be located entirely within the territorial boundaries of Springfield, Ohio.  Any functionally related and subordinate facilities (e.g., parking areas, swimming pool, tennis courts, etc.) which are included as part of the Facility will be made available to all tenants on an equal basis.  Fees will only be charged with respect to the use thereof if the charging of fees is customary for the use of such facilities at similar residential rental properties in the surrounding area.  In any event, any fees charged will not be discriminatory or exclusionary as to the Low or Moderate Income Tenants.

(f)                                    The Facility is and shall be located on a single tract of land or on two (2) or more contiguous tracts of land, and all of the buildings, structures and facilities which are part of the Facility do and shall comprise a single geographically and functionally integrated project for residential rental property, as evidenced by the ownership, management, accounting and operation of the Facility.  The Facility does and shall consist of one or more discrete edifices or other man-made construction, each consisting of an independent foundation, outer walls and roof, all of which are and will be owned by the same person for federal tax purposes,  located on a common tract of land or two (2) or more tracts of land which are contiguous except for being separated by a road, street, stream or other similar property, and financed by the Lease or otherwise pursuant to a common plan of financing, and which will consist entirely of:

(i)                                     Units which are similar in quality and type of construction and amenities; and

(ii)                                  Facilities functionally related and subordinate in purpose and size to property described in (i) above, e.g., parking areas, laundries, swimming pools, tennis courts and other recreational facilities (none of which may be unavailable to any person because such person is a Low or Moderate Income Tenant) and other facilities which are reasonably required for the Facility, e.g., heating and cooling equipment, trash disposal equipment or units for residential managers or maintenance personnel.

(g)                                 The Borrower has no present plan, nor does there exist any contractual arrangement, formal or informal, to convert the Facility to any use other than use as residential rental property.

(h)                                 No part of the Facility has been or will at any time be owned or used by a cooperative housing corporation.

(i)                                     The Facility does not and will not include a unit in a building where all units in such building are not also included in the Facility.

(j)                                     Units occupied by Low and Moderate Income Tenants will be reasonably interspersed throughout the Facility.

Section 3.2.                                Low or Moderate Income Tenants.  To the end of satisfying the requirements of Section 142(d) of the Code, the Borrower hereby represents and warrants as follows, and agrees and covenants as follows:

(a)                                  At all times during the Qualified Project Period, at least 20% of the completed dwelling units in the Facility will be occupied or made available for occupancy by Low or Moderate Income Tenants, provided however, that during the initial rent-up period (i.e, the period commencing with the date on which at least 10% of the dwelling units are first occupied until the time each of the dwelling units has been occupied at some time) at least 20% of the occupied dwelling units must be occupied by Low or Moderate Income Tenants.  For purposes of complying with these requirements, any dwelling unit occupied by an individual or family who is a Low or Moderate Income Tenant at the commencement of occupancy shall continue to be treated as if occupied by a Low or Moderate Income Tenant even though such individual or family subsequently ceases to be a Low or Moderate Income Tenant. However, the preceding sentence shall cease to apply to any resident whose income under the most recent determination exceeds 140% of the applicable income limit if after such determination, but before the next determination, any unit of comparable or smaller size in the Facility is occupied by a new resident whose income exceeds the applicable income limit. Moreover, if a unit is vacated by an individual or family who qualified as a Low or Moderate Income Tenant, such dwelling unit shall be treated as occupied by a Low or Moderate Income Tenant until reoccupied (other than for a temporary period of not more than 31 days) at which time the character of the unit shall be redetermined.  The Borrower will advise the Trustee in writing of the leasing of units to Low or Moderate Income Tenants and any revision thereof.  The units so leased shall have substantially the same equipment and amenities as the other units in the Facility.  All dwelling units will be occupied by or held available for rental only to members of the general public, without regard to race, creed, religion, national origin or sex.

(b)                                 The Borrower shall obtain from each Low or Moderate Income Tenant, at the time of such tenant’s initial occupancy in the Facility and the Borrower shall annually request that each Low and Moderate Income Tenant deliver to it within sixty (60) days of the end of the calendar year, and maintain on file executed original sworn and notarized Income Certifications from each Low or Moderate Income Tenant dated immediately prior to the initial occupancy of such tenant in the Facility (or if obtained dated the end of such calendar year, as the case may be), in the form and containing such information as may be required by Section 142(d) of the Code (initially in the form attached as Exhibit B hereto, as the same may be from time to time amended on the advice of Qualified Bond Counsel), or in such other form and manner as may be required by the Code and the Regulations.

(c)                                  The Borrower shall maintain materially complete and accurate records pertaining to the dwelling units occupied or to be occupied by Low or Moderate Income Tenants, and the incomes of Low or Moderate Income Tenants residing in the Facility, and permit any duly authorized representative of the Trustee, the Issuer, the Department of the Treasury or the Internal Revenue Service to inspect the books and records of the Borrower pertaining to the incomes and the Income Certifications of Low or Moderate Income Tenants residing in the Facility upon reasonable notice and at reasonable times.

(d)                                 Within ten (10) days after the end of each calendar quarter, the Borrower shall render to the Trustee a compliance certificate executed by the Borrower in the form attached as Exhibit A hereto, stating, among other matters,  the dwelling units of the Facility which were occupied by Low or Moderate Income Tenants during such period, together with photocopies of all Income Certifications of Low or Moderate Income Tenants of the Facility not previously furnished to the Trustee, that it has no knowledge that any material default has occurred in the observance of its covenants contained in this Restriction Agreement, and that no event has occurred in connection with the operation of the Facility which has caused or will cause the Facility to cease to materially meet the requirements of this Restriction Agreement.  In the event the Borrower is unable to deliver such compliance certificate, the Borrower shall furnish to the Trustee in writing a detailed explanation of the reasons for such non-compliance.

(e)                                  The provisions of this Section shall terminate upon the expiration of the Qualified Project Period.

(f)                                    Monthly rental charges for units occupied or set aside for occupancy by Low or Moderate Income Tenants shall not exceed 1/12 of 30% of the income limit applicable to Low or Moderate Income Tenants or such other amount as allowed or required by law.

(g)                                 The distribution of units occupied or set aside for occupancy by Low or Moderate Income Tenants among different-sized units in the Facility shall reflect the same percentage distribution as the number of different sized units bears to the total number of units, provided that greater percentage of the Low or Moderate Income Tenant units than would otherwise be required may be allocated to larger units.

(h)                                 The Borrower shall file with the Trustee, on the first day of each month, copies of the Income Certifications specified in Section [?] hereof obtained by the Borrower during the previous month and annually within thirty (30) days of the end of each calendar year, a certificate, to the knowledge of the Borrower, representing that the provisions contained in Section hereof have been satisfied for the preceding calendar year.

(i)                                     The Borrower shall prepare and submit to the Trustee and the Issuer, on the first day of each quarter, the monthly rent rolls for the Facility during the previous quarter.

(j)                                     The Borrower agrees that it shall include as a tenant covenant within each Low or Moderate Income Tenant’s lease an obligation on the part of the tenant to furnish Income Certifications in compliance with subsection hereof.

(k)                                  The Borrower agrees that all tenant lists, applications, and waiting lists relating to the Facility shall at all times be kept separate and identifiable from any other business of the Borrower which is unrelated to the Facility and shall be maintained in a reasonable condition for proper audit and subject to examination during business hours upon reasonable notice by representatives of the Issuer and the Trustee.  Failure to keep such lists and applications or to make them available to the Issuer or the Trustee will be a default hereunder.

Section 3.3.                                Covenant of Borrower Regarding Tax-Exempt Status of the Bonds.  The Borrower hereby represents, warrants, covenants and agrees as follows:

(a)                                  The Borrower will comply with the provisions of the Code applicable to the Bonds applicable to it and will not take any action or fail to take any action which would cause the interest on the Bonds to lose the exclusion from gross income under Section 103(a) of the Code.

(b)                                 Upon the request of the Issuer or the Trustee, the Borrower will take such action or actions as may be reasonably necessary in a Qualified Bond Counsel’s Opinion, to comply fully with all provisions of the Act and the Code which relate, and all rules, rulings, policies, procedures, Regulations or other official statements promulgated, proposed or made by the

Department of the Treasury under the Code which relate, to maintenance of the exclusion from gross income of interest on the Bonds.

(c)                                  The Borrower hereby covenants to include (by incorporation by reference or verbatim) the requirements and restrictions contained in this Restriction Agreement in any deed and other documents transferring any interest in the Facility to another to the end that such transferee has notice of, and is bound by such restrictions to the extent and for the period required thereby and to obtain the agreement from any transferee to so abide.

Section 3.4.                                Covenant of Trustee Regarding Tax-Exempt Status of the Bonds.   The Trustee hereby covenants as follows:

(a)                                  The Trustee shall not knowingly fail to comply with the provisions of the Code applicable to the Bonds and will not knowingly take any action or knowingly fail to take any action which would cause the interest on the Bonds to lose the exclusion from gross income under Section 103(a) of the Code.

Section 3.5.                                Borrower To Maintain Its Existence.  The Borrower agrees to maintain its existence as a limited liability company duly organized under the laws of the State of Georgia and qualified to transact business under the laws of the State.

Section 3.6.                                Borrower to Remain Qualified in State and Appoint Agent.  If required by laws of the State, the Borrower will remain duly qualified to transact business in the State and will maintain an agent in the State on whom service of process may be made in connection with any actions against the Borrower.

Section 3.7.                                Covenants To Run With the Land.  The covenants, reservations and restrictions set forth herein shall be deemed covenants running with the Land and, except as provided in Section 5.9 hereof, shall pass to and be binding upon the Borrower, its heirs, assigns and successors in title to the Land or the Facility; provided, however, that upon the termination of this Restriction Agreement in accordance with the terms hereof said covenants, reservations and restrictions shall expire.  Except as provided in Section [?] hereof, each and every contract, deed or other instrument hereafter executed covering or conveying the Land or the Facility or any portion thereof shall conclusively be held to have been executed, delivered and accepted subject to such covenants, reservations and restrictions, regardless of whether such covenants, reservations and restrictions are set forth in such contract, deed or other instrument.  If a portion or portions of the Facility are conveyed, all of such covenants, reservations and restrictions shall run to each portion of the Facility.

ARTICLE 4

EVENTS OF DEFAULT AND REMEDIES

Section 4.1.                                Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default under this Restriction Agreement:

(a)                                  If notice is given to the Borrower by the Trustee or the Issuer that the Borrower has failed to comply with or to perform any of the covenants, conditions or provisions of this Restriction Agreement which apply to the Borrower, and, in any such case, the passage of thirty (30) days from the date of such notice during which time the Borrower shall be entitled to cure any such failure to comply (or such longer period of time if permitted under the Agreement or the Security Agreement thereafter grants its permission for such longer period in writing so long as the Borrower commences cure within such 30-day period and after commencement thereof diligently continues such cure to completion).  Notwithstanding the foregoing, in the case of a failure to comply with the requirements of Sections 3.1, 3.2 or 3.3 hereof, such breach shall not constitute an Event of Default if within thirty (30) days after the date of such notice the Trustee receives an opinion of Qualified Bond Counsel stating that such failure or Event of Default does not produce a material risk that interest on the Bonds will become includable in the gross income for federal income tax purposes of the recipient thereof (except respecting Bonds owned by a “substantial user” of the Facility or a “related person”), or such failure or Event of Default can be remedied with the effect of permitting the interest on the Bonds to continue to be excludable from gross income for purposes of federal income taxation and such failure or Event of Default is so remedied within the period of time determined by Qualified Bond Counsel to be necessary to permit interest on the Bonds to continue to be excludable from gross income for purposes of federal income taxation (except respecting Bonds owned by a “substantial user” of the Facility or a “related person”), and such failure or Event of Default does not cause a violation of the Act, the Indenture or the Ordinance by the Trustee.

Section 4.2.                                Remedies for Failure to Perform.

(a)                                  Upon the occurrence of an Event of Default specified in Section 4.1 above, the Trustee may exercise one or more of the following remedies subject in all respects to the provisions relating thereto in the Indenture:

(i)                                     through its duly authorized agents, have access to and inspect, examine and make copies of, the books, records and accounts of the Borrower;

(ii)                                  upon any required court approval, assume possession and management of the Facility;

(iii)                               petition a court of competent jurisdiction for the appointment of a receiver to take possession of and manage and operate the Facility in conformity with the provisions of this Restriction Agreement;

(iv)                              take whatever action at law or in equity may appear necessary or desirable to enforce observance or performance of any covenant, condition or agreement of the Borrower under this Restriction Agreement and to collect the amounts then due and thereafter to become due consistent with the obligations of the Borrower under this Restriction Agreement; or

(v)                                 exercise any remedy available to the Trustee or the Issuer hereunder.

(b)                                 Upon the receipt of notice of noncompliance pursuant to Section 4.1 hereof, the Trustee may but need not take one or more of the following actions as it so reasonably determines to be necessary or appropriate to protect the interests of the Bondholders hereunder:

(i)                                     notify the Borrower that with the passage of time the noncompliance may result in an Event of Default; and

(ii)                                  direct the Borrower to take such steps as necessary to correct the noncompliance in a timely fashion.

Section 4.3.                                Discontinuance of Proceedings.  In case any proceeding taken by the Issuer or the Trustee on account of any failure to perform under this Restriction Agreement shall have been discontinued or determined adversely to the Issuer or the Trustee, then and in every case the Issuer, the Trustee and the Borrower shall be restored to their former positions and rights hereunder, respectively, and all rights, remedies and powers of the Issuer and the Trustee shall continue as though no such proceeding had been taken, except with respect to any final and binding determination rendered in such proceeding.

Section 4.4.                                Remedies Cumulative.  No remedy conferred upon or reserved to the Issuer or the Trustee by this Restriction Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Restriction Agreement or the Indenture or now or hereafter existing at law or in equity.  No delay or omission to exercise any right or power accruing upon any failure to perform under this Article shall impair any such right or power or shall be construed to be a waiver thereof.  In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice other than as otherwise specified in this Restriction Agreement.

ARTICLE 5

MISCELLANEOUS

Section 5.1.                                Notices.  All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when delivered to the addressee by registered mail, postage prepaid, addressed as follows:

If to the Issuer:	The City of Springfield, Ohio
76 E. High Street
Springfield, Ohio 45503
Attn: Finance Director

If to the Borrower:	Eaglewood Property Holdings, LLC
c/o Christopher Brogdon
Two Buckhead Plaza
3050 Peachtree Road NW, Suite 355
Atlanta, Georgia 30305

If to the Trustee:	BOKF, NA dba Bank of Oklahoma
c/o Marrien Neilson
One Williams Center
Tulsa, Oklahoma 74192

A duplicate copy of each notice, certificate or other communication given hereunder by the Trustee or the Borrower shall also be given to the Issuer.  The parties listed above may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 5.2.                                Concerning Successors and Assigns.  All covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the financing herein contemplated and shall continue in full force and effect so long as the obligations hereunder are outstanding.  Whenever in this Restriction Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower and the Trustee which are contained in this Restriction Agreement shall bind and inure to the benefit of their respective successors and assigns.

Section 5.3.                                Governing Law.  This Restriction Agreement and the exhibits attached hereto shall be construed in accordance with and governed by the laws of the State and, where applicable, the laws of the United States of America.

Section 5.4.                                Amendments; Waivers.  This Restriction Agreement may be amended only by an instrument in writing executed and acknowledged on behalf of the Trustee and the Borrower in such manner as the instrument may be recorded.  No waiver by the Trustee in any particular instance of any event of default or required performance by the Borrower and no course of conduct of the parties or failure by the Trustee to enforce or insist upon performance of any of the obligations of the Borrower under this Restriction Agreement at any time shall preclude enforcement of any of the other terms of this Restriction Agreement or the Lease thereafter.

Any provision of this Restriction Agreement requiring the consent or approval of the Trustee for the taking of any action or the omission of any action requires such consent by the

Trustee in writing signed by a fully authorized officer of the Trustee.  Any such consent or approval, unless it expressly states otherwise, is limited to the particular action or omission referred to therein and does not apply to subsequent similar actions or omissions.

Notwithstanding the foregoing, this Restriction Agreement shall be amended to reflect changes in Section 142(d) of the Code, the Regulations and any revenue rulings promulgated thereunder, or in the interpretation thereof.

Section 5.5.                                Further Assurances and Corrective Instruments.  The Trustee and the Borrower agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for correcting any inadequate or incorrect description of performance required by a party to this Restriction Agreement.

Section 5.6.                                Captions.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Restriction Agreement.

Section 5.7.                                Severability.  In the event any provision of this Restriction Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision thereof.

Section 5.8.                                Counterparts.  This Restriction Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 5.9.                                Effective Date and Term.  This Restriction Agreement shall become effective upon its execution and delivery by the parties hereto, shall be effective and remain in full force from the date hereof, and, subject to the provisions hereof, shall expire on the expiration of the Qualified Project Period.  Notwithstanding the preceding sentence, the Borrower’s obligations set forth herein shall expire on the later of (i) the first date on which none of the Bonds remains Outstanding, or (ii) satisfaction in full of the Lease.  Notwithstanding the foregoing, this Restriction Agreement shall automatically terminate in the event of foreclosure or transfer by deed in lieu of foreclosure, and further provided that this Restriction Agreement shall terminate in the event of any involuntary noncompliance with the provisions of this Restriction Agreement caused by fire, seizure, requisition, change in a federal law or an action of a federal agency that prevents the Trustee from enforcing the provisions hereof, or condemnation or a similar event, but only if (i) within a reasonable period thereafter, the Bonds are retired or (ii) the proceeds received as a result of such event are used to finance a development that complies with the provisions hereof and any other applicable requirements of the Code and the Regulations.  In the case of foreclosure or transfer of title by deed in lieu of foreclosure or similar event, such termination will cease to be in effect if, at any time during the remainder of the Qualified Project Period, the Borrower, any subsequent obligor under the or a “related person” (as defined in Section 147(a)(2) of the Code) obtains an ownership interest in the Facility for federal tax purposes.  Notwithstanding any other provision in this Restriction Agreement, all restrictions on the operation and occupancy of the Facility contained in this Restriction Agreement which are not necessary, in the opinion of Qualified Bond Counsel, to maintain the exclusion from gross income of interest on the Bonds for purposes of federal income taxation, shall terminate when either the Bonds or the Lease has been paid in full.

Section 5.10.                         No Liability of Officers.  No recourse under or upon any obligation, covenant, or agreement or in any of the Bonds, or under any judgment obtained against the Trustee, or by the enforcement of any assessment or by any legal or equitable proceeding by virtue of any constitution or statute or otherwise or under any circumstances, shall be had against any incorporator, member, director or officer, as such, past, present, or future, of the Trustee, either directly or through the Trustee, or otherwise, for the payment for or to the Trustee or any receiver thereof, or for or to the holder of any Bonds, of any sum that may be due and unpaid by the Trustee upon any of the Bonds.  Any and all personal liability of every nature, whether at common law or in equity, or by statute or by constitution or otherwise, of any such incorporator, member, director or officer, as such, to respond by reason of any act or omission on his part or otherwise, for the payment for or to the Trustee or any receiver thereof, or for or to the holder of any Bonds, of any sum that may remain due and unpaid upon the Bonds or any of them, is hereby expressly waived and released as a condition of and consideration for the execution of this Restriction Agreement and the issuance of the Bonds.

Section 5.11.                         Recording and Filing.  The Borrower shall cause this Restriction Agreement and all amendments and supplements hereto to be recorded and filed in the conveyance and real property records of the city in which the Facility is located and in such other places as the Issuer and the Trustee may reasonably request.  The Borrower shall pay all fees and charges incurred in connection with any such recording.

Section 5.12.                         Modification of Tax Covenants.  To the extent any amendments, modifications or changes to the Regulations, the Code shall, in a Qualified Bond Counsel’s Opinion addressed to the Trustee and filed with the Borrower, impose requirements upon the ownership, occupancy or operation of the Facility which require observance and/or compliance to maintain the exclusion from gross income for purposes of Federal income taxation different from those imposed by the Regulations, the Code and stated herein, this Restriction Agreement shall be amended and modified in accordance with such requirements.  The parties hereto agree to execute, deliver and record, if applicable, any and all documents or instruments reasonably necessary in the opinion of and in the form approved by Qualified Bond Counsel to effectuate the intent of this Section.

Section 5.13.                         Burden and Benefit.  The Trustee and the Borrower hereby declare their understanding and intent that the burden of the covenants set forth herein touch and concern the Land in that the Borrower’s legal interest in the Land and the Facility is rendered less valuable thereby.  The Trustee and the Borrower hereby further declare their understanding and intent that the benefit of such covenants touch and concern the Land by enhancing and increasing the enjoyment and use of the Land and the Facility by Low or Moderate Income Tenants to the extent set forth herein, the intended beneficiaries of applicable covenants, reservations and restrictions as set forth herein, and by furnishing the public purposes for which the Bonds were issued.  The provisions hereof are imposed upon and made applicable to the Land and shall run with the Land and shall be enforceable against the Borrower or any other person or entity that has or had an ownership interest in the Facility at the time of such violation or attempted violation.

Section 5.14.                         Uniformity; Common Plan.  The covenants, reservations and restrictions hereof shall apply uniformly, in accordance with their terms, to the entire Facility.

Section 5.15.                         Notice of Noncompliance.  As soon as is reasonably possible, the Borrower shall notify the Trustee and the Issuer of the existence of any situation or the occurrence of any event of which the Borrower has knowledge, the existence or occurrence of which would violate materially any of the provisions of this Restriction Agreement or cause the interest on the Bonds to lose the exclusion from gross income for purposes of federal income taxation.

Section 5.16.                         Reliance; Compliance.  The Trustee and the Borrower hereby recognize and agree that the representations and covenants set forth herein may be relied upon by all persons interested in the legality and validity of the Bonds and in the exclusion from gross income for federal income tax purposes of the interest on the Bonds.  In performing their duties and obligations hereunder, the Trustee may rely upon statements and certificates of the Borrower and the Low and Moderate Income Tenants and upon audits of the books and records of the Borrower pertaining to the Facility.  In addition, the Issuer and the Trustee may consult with Qualified Bond Counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by the Trustee hereunder in good faith and in conformity with such opinion.

Promptly following its receipt thereof, the Trustee will review each Income Certificate and compliance certificate delivered pursuant to this Restriction Agreement in order to determine that each such document is complete and to determine that the percentage set forth in paragraph 2 of the compliance certificate is at least 20%.

Promptly upon determining that any report or certificate submitted to it is incomplete or that the percentage set forth in paragraph 2 of any compliance certificate is less than 20%, the Trustee shall give written notice by certified mail, return receipt requested, of such deficiency or lack of completeness to the Borrower and direct the Borrower to correct or complete the same, as the case may be, within a reasonable period of time thereafter.  If the Borrower fails to submit to the Trustee any certification required pursuant to this Restriction Agreement within forty-five (45) days of the time set forth herein, the Trustee shall immediately give written notice of that fact to the Issuer and the Borrower.  If any compliance certificate reflects that the occupancy of the Facility has ceased to meet the requirements of this Restriction Agreement that at least 20% of the units therein be “occupied” or previously occupied by Low and Moderate Income Tenants or that the Borrower has not certified on a quarterly basis to the non-occurrence of any of the events described in paragraph (3) of the compliance certificate or that the compliance certificate is incomplete, the Trustee shall immediately give written notice of such fact or facts to the Issuer and the Borrower.

Section 5.17.                         Survival of Covenants.  The parties hereto agree that, notwithstanding anything to the contrary contained herein, the property subject to the Security Agreement is subject to the covenants set forth in this Restriction Agreement and said property shall remain subject to such covenants now and after the acquisition of the property through foreclosure proceedings or by any other means, by Issuer as the mortgagee on the Security Agreement or any other party, to the extent necessary to preserve the tax-exempt status of the Bonds.

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IN WITNESS WHEREOF, the Borrower hereto has executed this Land Use Restriction Agreement and caused the corporate seal of the general partner to be affixed hereto and to be attested, all as of the date first set forth above.

EAGLEWOOD PROPERTY HOLDINGS, LLC

(CORPORATE SEAL)

	By:	/s/ Christopher F. Brogdon
Manager

STATE OF GEORGIA	)
) SS:
COUNTY OF FORSYTH	)

Before me appeared Chris Brogdon to me personally known, who being duly sworn, acknowledged himself to be the Manager of Eaglewood Property Holdings, LLC, the manager of Eaglewood Property Holdings, LLC, a Georgia limited liability company, and that he as such officer, being authorized so to do, executed the foregoing instrument for the purpose therein contained by signing his name as such officer.

WITNESS my hand and seal, the 10th day of April, 2012.

/s/ Kathryn M. Branigan
Notary Public

My Commission expires: January 13, 2013